JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT ("Agreement") is made the 29th day of August
1996.

BETWEEN:

GOLDEN PANTHER RESOURCES LIMITED ("Panther"), a company incorporated in the Province British Colombia having its principal place of business at Suite 23B
- 1500 Alberni Street, Vancouver, B.C., Canada, V6G 3C9

AND:

P.T. PERTIWI KENCANA ABADI ("Pertiwill), a company incorporated in Indonesia having its principal place of business at Wisma A.K.R. Lt 6, No. 607, Jl. Perjuangan, Kebun Jeruk, West Jakarta 11530, Indonesia (Hereinafter together referred to as the "Parties" and separately as a "Party")

WHERE AS:

A. Pertiwi is wholly owned by Indonesian citizens and is the holder of certain information pertaining to the mineral potential of the Contract Area.

B. Panther is a company incorporated in British Columbia, Canada, and has expertise in mineral exploration, development and mining.

C. The Parties have agreed to cooperate for general survey, exploration, development and exploitation of Minerals within the Contract Area described in Schedule A.

D. Panther and Pertiwi intend to ask the Government of the Republic of Indonesia to grant a Contract of Work in respect of the Contract Area, to enable them to explore for, mine, treat and sell minerals in and from that area and to carry out related activities.

E. The Parties have agreed to participate in the activities described in Recital D in the following manner:

(a) by formation of a Project Company, the initial issued shares in which shall be held by Panther as to 80% and by Pertiwi as to 20%.

(b) by causing the Project Company to execute and perform a contact of work;
and

(c) by subscribing for shares in, and making loans to, the Project Company;

F. The Parties have agreed to enter into this Agreement to regulate the formation of the Project Company, their share holdings in it and the business and affairs of the Project Company.

NOW THIS AGREEMENT WITNESSES AS FOLLOWS:

1.  DEFINITIONS AND INTERPRETATIONS

1.1 Definitions

In this Agreement, unless the context otherwise requires:

"Approval Date" means the date on which a draft COW for the Contract Area is approved and initialed by the Parties and the Government;

"Articles" means the articles of association of the Project Company in such form as the Parties may agree, as amended from time to time (and any reference to an "Article" shall be a reference to that article of those articles of association);

"Board" means the Board of Directors of the Project Company;

"Completion Date" means the date on which the Project Company certifies to the Parties and to the third party Lenders to the Project Company (if any) that the decision to proceed with construction of the mine and related facilities to be operated by the Project Company in its mining in the Contract Area has been approved by the Board of Directors;

"Commencement Period" means the period commencing on the date on which approval is received from the Minister for the construction of a mine and facilities to be used by the Project Company in the conduct of the Project under Cow and ending on the Completion Date;

"Contract Area" 11 means the area described in Schedule A, and, upon grant of the COW, shall have the meaning given to that expression in the COW together with such additional land as the Parties may agree from time to time;

"COW" means a contract between the Government of the Republic of Indonesia and the Project Company for exploration for and exploitation and development of minerals in the Contract Area or part of it;

"Director" means a Director of the Project Company;

"Dividend" includes a bonus distribution in specie or in cash;

"Encumbrance" means any mortgage, pledge, lien, charge or other form of security interest or interest in the nature of a security interest whatsoever;

"Foreign Capital Investment Law" means the Foreign Investment Law No. I of 1967 of Indonesia as amended by Laws No. 11 of 1970 and Nols. 20 and 15 of 1994;

"Government" means the Government of the Republic of Indonesia and as the context, may require the Department of Mines and Energy thereof;

"LIBOR" means, in relation to the amount of any loan, the London Inter Bank Offered Rate for the United States Dollar in that amount determined on the date on which the loan falls due to be made under Clause 5, or, if no such rate is determined on that data, the most recent date on which such a rate has been determined;

"Minerals" (and "minerals") means all naturally occurring deposits and natural accumulations containing chemical elements of all kinds either in elemental form or in association or chemical combination with other metallic or non-metallic elements and, upon grant of the COW, shall have the meaning given to that expression in the COW;

"Panther Shares means Shares held by Panther;

"Pertiwi Shares means Shares held by Pertiwi;

"Pledge of Shares Agreement" means the Pledge of Shares Agreement to be executed by Panther and Pertiwi in a form agreed between the Parties;

"Project" means the exploration for and, if so decided, mining and treatment of Minerals in the Contract Area, the sale of those minerals and such related activities as may be required or permitted to be carried out under the COW;

"Project Company" means the company to be formed pursuant to Clause 3.1;

"Related Corporation" means, in relation to a Party, a corporation (wherever incorporated) which controls, is controlled by or is under common control with that Party, where "control" means the power, whether held directly or indirectly and whether with or without the concurrence of any other person or corporation;

(a)  to control the composition of the board of directors of a corporation;

(b) to cast or to control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of a corporation; or

(c)  to hold more than one-half of the issued share capital of a corporation.

"Security Documents" means the documents listed in Clause 5.6(b) and any other documents which are executed pursuant to Clauses 5.5(c) or (d);

"Share" and "Shares" means the share and shares of the capital of the Project Company;

"Shareholder Loan 11 means, in relation to a Party, a loan to the Project Company made by that Party or on behalf of that Party pursuant to this Agreement;

"Shareholder Loan Agreement." means, with respect to either Party, the agreement pursuant to which that Party's Shareholder's Loan are made, and which is to be in the form agreed between the Party and the Project Company;

"Specified Percentage" means, subject to Panther exercising its right under Clause 5.16, for Panther 80% and Pertiwi 20% or, if any Shares are
Transferred or new Shares are issued in accordance with this Agreement and the Articles, the proportion of which a Party's paid-up capital bears to the total paid-up capital of the Project Company, expressed as a percentage;

"Subscription Loan Agreement" means an Agreement to be executed by Panther and Pertiwi in the form consistent herewith and otherwise as agreed between the parties; and

"Transfer" means, in relation to a Share, entering into a transaction in relation to the Share (or any interest therein), other than a transaction permitted by this Agreement or the Articles, which results in a person other than the registered holder of that Share,

(a) Acquiring any interest in that Share, including, but not limited to, an option agreement or an agreement creating a pledge or other security interest in respect of that Share; or

(b) Acquiring any right to receive directly or indirectly any dividends payable in respect of that Share; or

(c) Acquiring any right of pre-emption, first refusal or like control over the disposal of that Share; or

(d) Acquiring any rights of control over the exercise or any voting rights or rights to appoint Directors attaching to that Share; or

(e)  holding an encumbrance over that Share; or

(f) otherwise acquiring rights against the registered holder of that Share which.have the effect of placing the person in the same position as would exist if the person had acquired an interest in that Share itself, and "Transferor", "Transferee" and "Transfer" have corresponding meanings.

1.2  Interpretation

In this Agreement, unless the context otherwise requ ires:

(a) the symbol 11$11 or the expression '"dollars" means the lawful currency of the United States of America and the symbol "Rp" or the expression "Rupiah" means the lawful currency of the Republic of Indonesia;

(b) a reference to any law or regulation or to any provision thereof includes any modification or re-enactment thereof or any provision substituted therefor and all statutory instruments issued thereunder;

(c)  a word denoting the singular includes the plural and vice ver I sa,

(d)  a word denoting an individual includes a corporation and vice versa;

(e) a reference to a Clause or Schedule is a reference to a Clause of or Schedule to the Agreement;

(f) a reference to any document or agreement, including this Agreement, includes a reference to that document or agreement as amended, annotated, supplemented, varied or replaced from time to time;

(g)  a word denoting any gender includes all genders; and

(h) a reference to any Party to this Agreement or any other document or agreement includes its successors or permitted assigns.

1.3  Headings

The headings to Clauses or Schedules are for the purpose of convenient reference only and do not form part of this Agreement or affect its interpretation

2.   THE CONTRACT OF WORK

2.1  Negotiations for COW

(a) The Parties have agreed to jointly apply for, at the discretion of Panther, to the Government for the offer of a COW to the Project Company in relation to the Contract Area and each of the Parties shall provide promptly such documents as may be required in order to make that application. Panther shall provide the draft work program.

(b) The Parties shall jointly conduct negotiations with the Government in relation to the terms and conditions of the COW, shall consult fully with each other and shall endeavor to obtain from the Government the most favorable terms reasonably possible.

(c) Each of the Parties shall do all things reasonably within their respective powers to ensure that the COW is approved, initialed and formally offered to the Project Company as soon as practicable after the date of this agreement.

2.2  If Application Unsuccessful
If the COW is not offered to and initialed by the Project Company within two years after the date of application then Panther, if it so wishes, may terminate this Agreement at any time thereafter (prior to the. Approval
Date) by giving 15 days prior notice to Pertiwi. Upon such termination, Panther shall be entitled to a full refund of all bonds and deposits lodged with the Government in connection with the application for the COW.

2.3  Independent Activities

Nothing in this Agreement shall preclude either Party or any of its Related Corporations from applying for contracts of work or other exploration or mining permits or authorizations in respect of areas outside the Contract Area, either alone or in conjunction with third parties.

2.4  Interim Operations/Joint Venture

If so required, the Project Company may apply for Preliminary Survey Permits ("SIPPs") to conduct general exploration and survey work in the Contract
Area during the period between the Approval Date and the Commencement Date and Pertiwi shall provide all reasonable assistance in relation to such applications. Any deposit required for such application will be paid by Panther and will be returned in full to Panther upon its maturity. Until such time as the Project Company is formed, the Parties shall act as a joint venture in all matters contemplated by this Agreement in the manner specified in Clause 3.3.

2.5  Delivery of Data

Pertiwi agrees to deliver to Panther all geological data and information relating to the Contract Area which is in its possession or under its control.

2.6  Expenses

All proper and reasonable expenses covered by budgets approved in advance by Panther incurred by a Party in relation to the application for and negotiation of the COW and formation of the Project Company (other than those specifically reimbursed under other provisions of this Agreement) shall be treated as expenses of the Project Company and shall be reimbursed to the Parties incurring such expenses as soon as practicable after formation of the Project Company.

2.7  Notarial Fees and Other Expenses

The Project Company shall bear all legal and notarial costs and stamp duties incurred in respect of this Agreement and the Articles and all expenses for registration and publication of the Deed of Establishment in the Indonesian State Gazette

3.   FORMATION OF PROJECT COMPANY

3.1  Incorporation

As soon as practicable after the Approval Date the Parties will procure the incorporation of a new limited liability company (the "Project Company") under the Foreign Capital Investment Law as follows:

(a)  the name of the Project Company shall be as agreed between the Parties;

(b) the Articles of Association of the Project Company shall be in the form agreed between the Parties; and

(c) the authorized capital of the Project Company shall be as determined by Panther, subject only to the Government's Investment Approval in the event the Project Company, at Panther's option, is incorporated under the Foreign Investment law as a PT PMA Company;

(d)  the liability of the Members of the Project Company shall be limited.

3.2  Subscription of Shares

     on formation of the Project Company, each of the Parties shall subscribe and pay in the manner herein provided for those Shares which are set out below against its name and the Parties shall procure the Project Company to so issue such Shares;

     Panther: that number of Shares which equals 80% of the initial issued capital of the Project Company.

     Pertiwi: that number of Shares which equals 20% of the initial issued capital of the Project Company.

3.3  Prior to Approval of Deed of Establishment

(a) In addition to the provisions of this Agreement, which shall be applicable to the Parties as of the execution hereof, as of the execution of the Deed of Establishment of the Project Company, the relationship between the Parties shall also be governed by the Articles of Association.

(b)  Prior to the approval of the Deed of Establishment by the Minister of
Justice:

     (i) any references to shareholders shall be applicable to the Parties as founders and joint venturers and any references to meetings of shareholders shall mean the meeting of the Parties as founders and joint venturers)

     (ii) any references herein to the Board of Directors ("Directors") and its members shall be applicable to the person appointed in the Deed of Establishment or otherwise designated as Directors and its members, who
shall then act as managers, and jointly as a board of management,     handling
the
affairs of the joint venture contemplated hereby and the Project Company having the same function as the Directors and its members according to this Agreement and the Deed of Establishment;

     (iii) unless otherwise provided hereunder and to the extent the contents of this Agreement and the Deed of Establishment as agreed cannot be made applicable, prior to the approval of the Deed of Establishment by the Minister of Justice the provisions of Indonesian law concerning partnerships acting under a joint name (persekutuan firma) shall supplement the relationship between the Parties contemplated hereunder.
are subsisting.

3.5  Directors

(a) The Project Company shall be managed by a Board of Directors consisting of not less than 5 members, 4 of whom shall be appointed on the nomination of Panther and 1 shall be appointed on the nomination of Pertiwi.

(b) The appointment of Directors of the Project Company, the rights and duties of the Directors and the Board and the procedures for calling and holding meetings of the Shareholders and the Board shall be as set out in the Articles.

(c) Each Director shall have one vote and all decisions of the Board shall be made by simple majority.

(d) All meetings of the Board of Directors may be validly held by telephone conference call.

(e) The parties shall cause the General Meeting of Shareholders that elects members of the Board of Directors to elect the person named by those shareholders entitled to nominate persons for the position concerned

3.6  President Director

          Panther shall be entitled to nominate the President Director of the Project Company.

3.7  Commissioners

(a)  The Board of Commissioners shall be comprised of 3 persons.

(b) Panther shall be entitled to nominate 2 members including the President Commissioner and Pertiwi shall be entitled to nominate 1 member.

(c) Panther shall cause the General Meeting of Shareholders that elects members of the Board of Commissioners to elect the person named by those entitled to nominate persons for the position concerned.

3.8  General Meetings of Shareholders

          The quorum for General Meetings of Shareholders of the Project Company shall be one or more Shareholders holding at least 55% of the issued and paid-up Shares. All General Meetings of Shareholders may be validly held by telephone conference call.

3.9  Participation by Indonesian Citizens

          If it is a term of the COW or if there should be at any time a requirement of the Government for the participation in the Project or in the Project Company of Indonesian citizens or companies owned entirely or controlled by Indonesian citizens in addition to the participation by Pertiwi then:

(a)  Panther shall have the absolute right to determine the timing and manner in which Panther and/or the Project Company will comply with such obligation, which may include (without limitation):

     (i) the Transfer of Shares by Panther or issue of new Shares to a qualified party selected by Panther;

     (ii) the Transfer of Shares by Panther or issue of new Shares to a qualified venture capital; or

     (iii) the listing of all or part of the Project Company's capital on an Indonesian stock exchange;

(b) subject to Clause 3.9(c), Pertiwi agrees to provide all reasonable co-operation in relation to the arrangement determined by Panther under Clause 3.9(a) provided that Pertiwils Specified Percentage is not reduced as a consequence of the issue of new Shares;

(c) subject to Clause 5, nothing in Clause 3.9(b) shall require Pertiwi to subscribe and pay for any new Shares or to accept a Transfer of Shares from Panther;

(d) if Panther proposes to list any of its Shares in the Project Company, or any new Shares on a stock exchange, then Pertiwi shall be entitled to participate pro rata in such listing provided it bears a portion of the costs and fees concerned which is proportionate to its percentage of the Shares to be listed; and

(e) if, pursuant to Clause 3.9(d), Panther requires all or any of the Shares in the Project Company to be listed, then Pertiwi will consent to the listing of its Shares provided that no expenses of listing are required to be paid by Pertiwi.

3.9  Director's Fees

     The Parties acknowledge and agree that Directors shall be paid such fees or remuneration if employed by the Project Company as the Board of Directors may determine from time to time,

4.   PROGRAMS AND BUDGETS

4.1  President Director to Prepare

     The President Director designate of the Project Company shall prepare annual programs and budgets for the conduct of the Project during each calendar year and shall deliver them to the Board of Directors for consideration and approval:

(a)  in the case of the first partial calendar as soon as practicable; and

(b) in respect of each other calendar year, at least 60 days before its commencement.

4.2  Supplementary Program and Budget

     The President Director may at any time, and shall, if so directed by the Board of Directors prepare and submit to the Board of Directors supplementary, revised or special purpose programs and budgets.

4.3  Board to Consider and Approve

     The Parties shall cause the Board of Directors of the Project Company to meet and vote upon each program and budget submitted to it under Clause 4.1 or 4.2 prior to its specified date for commencement.

4.4  Quality of Performance

     Panther shall use reasonable efforts to ensure that the programs and budgets prepared and approved under Clauses 4.1 or 4.2 and 4.3 are professionally prepared and carried out and comply reasonably with the requirements of the COW, and Panther shall keep Pertiwi fully informed on the progress of the Project.

4.5  Jakarta Office Expenses

     Panther's Jakarta office expenses (if any) related directly to the Project shall be charged to the Project Company, but if Panther carries out work in relation to more than one COW then those expenses will be apportioned by Panther annually to all such COW's in which Panther is interested, and shall be charged to the relevant projects accordingly.

4.6  Assistance by Pertiwi

     Pertiwi will assist Panther and the Project Company whenever reasonably requested in any matter relating to the Project and any major or significant costs incurred by Pertiwi in doing so and which are approved in advance in writing by Panther shall be reimbursed by the Project Company.

5.   FINANCE

5.1  Equity and Debt

     Subject to Clause 5.5 and 5.8, the operations of the Project Company shall be financed by way of additional Shares to be subscribed and paid for by the Parties and by way of shareholder Loans from the Parties, at such times and in such amounts as may be determined from time to time under the Articles and this Agreement.

5.2  Contributions

Each of the Parties agrees, subject to Clause 5.5:

(a)  to subscribe and pay for additional Shares; and

(b) to make Shareholder Loans to the Project Company in its Specified Percentage, so that the respective.Share holdings and Shareholder Loan accounts of the Parties stand at all times in the proportion that their Specified Percentages now bear to each other.

5.3  Shareholder Loans

All Shareholder Loans shall be made on the terms of Shareholder Loan
Agreements.

5.4  Payments

     All payments by the Project Company of interest and expenses and repayments of principal under Shareholder Loan Agreements shall be made ratably between the Shareholder Loan Agreements, according to the Parties, respective Specified Percentages.

5.5  Financing of Pertiwi Obligations

     Panther agrees that it will fund all of Pertiwils obligations under this Agreement to subscribe for Shares or to make Shareholder Loans which shall be made ratably between the Shareholder Loan Agreements, according to the Parties' respective Specified Percentages, provided that:

(a) all amounts so advanced by Panther on Pertiwils behalf to the Project Company shall bear interest at 2% over LIBOR;

(b) amounts advanced by Panther shall be applie d by Pertiwi exclusively in satisfaction of inertia obligations under this Agreement to pay for Shares and to make Shareholder Loans;

(c) all payments of interest and repayments of principal due by the Project Company under the Shareholder Loan Agreement between the Project Company and Pertiwi shall be paid directly to Panther. If it is necessary to withhold or deduct any amounts from the payment of such interest by Pertiwi, in accordance with Indonesian Income Tax Law, Pertiwi shall pay such further amount as is necessary to ensure Panther receives the amount it would have received had no such withholding or deduction been made;

(d) Pertiwi shall assign to Panther the right to receive 80% of all dividends paid in respect of the Pertiwi Shares, and those dividends shall be the sole source of funds for repayment of advances or loans made by Panther to Pertiwi under the Subscription Loan Agreement otherwise than in the event of default by Pertiwi; and

(e) subject to Clause 5.8, Pertiwi shall grant to Panther such security over the Pertiwi Shares in the Project Company as Panther reasonably requires to secure payment of all amounts outstanding from time to time under the subscription Loan Agreement.

5.6  Documentation

The Parties agree that:

(a) Immediately prior to formation of the Project Company they will enter into the Subscription Loan Agreements;

(b)  Pertiwi shall execute the following documents:

     (i)  Assignment of Dividends Agreement;

     (ii) Pledge of Shares Agreement;

     (iii) Power of Attorney to sell;

     (iv) In relation to each advance under the Subscription Loan
Agreement, an Acknowledgment of Indebtedness in notarial deed form; and

     (v)  Power of Attorney to vote;

in the form agreed between the Parties;

(c) Panther shall not be entitled to exercise its powers under the Power of Attorney referred to in Clause 5.6(b)(iii) except upon the occurrence of an Event of Default (as such term is defined in the Subscription Loan Agreement) or an event which, with the lapse of time or giving of notice or both, would constitute such an Event of Default;

(d) Panther shall not be entitled to exercise its power of sale under the Power of Attorney referred to in Clause 5.6(b)(iii) except to a bona fide purchaser at arm's length; and

(e) upon satisfaction of all of Pertiwils obligations under the Subscription Loan Agreement) Panther shall return the documents referred to in Clause 5.6(b) to Pertiwi and cause all related obligations of Pertiwi to be discharged and terminated.

5.7  Acknowledgement ant and Undertaking

     Pertiwi acknowledges that in the event that Panther has not exercised the option set out in Clause 5.16 to purchase Pertiwils Specific Percentage before the Completion Date then Pertiwi is required to fund from its own resources or financiers all obligations under Clause 5.2 in respect of the period after the Completion Date.

5.8  External Finance

     The Parties agree that the Project Company may seek third party financial assistance and loans for the conduct of any part of the Project including in particular the construction of a mine and related facilities, as and when feasible and on such terms and conditions as the Board shall decide, and if such financing is obtained and the lenders so require:

(a) Pertiwi shall grant to the lenders or as they direct such security over its Shares and its full entitlement to dividends from the Project Company as those lenders require, and;

(b) Panther shall enter into such arrangement with those lenders to cause its rights under Clause 5.5 and 5.6'to be subordinated to the right of the lenders without constituting any default on the part of Pertiwi in relation to those rights,

5.9  Failure to Comply

     If Pertiwi fails to comply with any of its obligations under this Agreement;

(a) if such failure occurs prior to release of the security granted by the Security Documents, Panther may freely exercise its rights under the Security Documents; or

(b) if such failure occurs in respect of Pertiwi funding obligations under Clauses 5.2 and 5.7 after the Completion Date, Panther may give to Pertiwi notice of such failure and if such failure is not remedied within 30 days of the date of such notice, then Panther shall have the right to cause the Pertiwi Shares in the Project Company to be sold and the proceeds applied as follows:

     (i)  first, in satisfaction of costs and expenses of the sale;

     (ii) second, in satisfaction of all amounts (if any) owing by Pertiwi to third parties holding security over the Pertiwi Shares;

     (iii) third, in satisfaction of all amounts (if any) paid by Panther on account of Pertiwi or which are owing by Pertiwi to Panther under this Agreement or the Articles or any document executed pursuant to this Agreement; and

     (iv) fourth, in satisfaction of all amounts (if any) owned by Pertiwi to the Project Company.

5.10 Power of Attorney

     Pertiwi hereby grants an irrevocable power of attorney to Panther in addition to the appointment contemplated under Clause 5.6(b)(iii) to sell Pertiwils Shares in the Project Company, but only in the circumstances described in Clause 5.9(b).

     Panther acknowledges that its rights under such power of attorney will not be exercised except in the circumstances described in Clause 5.9(b) and that it shall not be entitled to exercise its power of sale under such power of attorney except to a bona fide purchaser at arms length.

5.11 Timing

     Each of the Parties shall subscribe and pay for Shares or make the Shareholder Loans required to be made by it to the Project Company, as the case may be, within 30 days of written request by the Board or the President Director acting in its behalf.

5.12 No Other Financial Arrangements

     Neither of the Parties shall provide any loan or share capital to the Project Company, give any guarantee or indemnity in respect of the Project Company's liabilities or obligations or provide any other form of financial accommodation to the Project Company except as specifically provide in this Agreement or as otherwise agreed by the Parties.

5.13 Compliance with Laws of Indonesia

     The Parties. shall procure that the respective amounts of debt and equity capital of the Project Company are at all times in accordance with applicable laws of the Republic of Indonesia. Capitalization of any Shareholder Loans to the Project Company shall be effected by issuing Shares in the Project Company to the Parties in their Specified Percentages as and when the lending party so agrees.

5.14 Debt to Equity Ratio

     Subject to Clause 5.13, thedebt to equity ratio of the Project Company shall be as determined by Panther from tune to time.

5.15 Repayments

     Unless the Parties agree otherwise, the Project Company shall apply, adopt and follow the policy of repaying all Shareholder Loans and loans from third parties as contemplated hereby from funds available to the Project Company as soon as practicable and in priority to the payment of any dividends.

5.16 Option to Purchase Pertiwi Shares

     Pertiwi agrees and warrants that Panther has the exclusive right to purchase Pertiwils Specified Percentage of 10% in the Project Company at any time up to the Completion Date and that Pertiwi will assist In all matters relating to expedition of this purchase by Panther. This right shall be exercised by written notification to Pertiwi by Panther and by payment within 14 days of the issuance of such notification of $5 million to Pertiwi by Panther.

6.   TRANSFERS

6.1  Pertiwi Not to Transfer its Shares

     Pertiwi shall not transfer the Pertiwi Shares unless it has first offered to transfer such Shares to Panther in accordance with the procedures set out in Clause 6.3.

6.2  Transfer by Panther

     Panther shall have the right to transfer to any party all or any of:

(a)  the Panther Shares;

(b) its rights and interests under this Agreement provided that the transferee shall assume all or any of its obligation under this Agreement.

6.3  Pre-emptive Rights

(a) If Pertiwi receives a bona fide offer from a third party who is an Indonesian national or a legal entity owned by Indonesian nationals for all or any number of the Pertiwi Shares and Pertiwi wishes to accept that offer and to transfer all or any of such Shares to that third party it shall notify Panther accordingly, stating; for all or any number of the Pertiwi Shares and Pertiwi wishes to accept that offer and to transfer all or any of such Shares to that third party it shall notify Panther accordingly, stating:

     (i) the number of Pertiwi Shares for which it wishes to accept the offer,

     (ii) the proposed price per share (which shall be cash consideration only);

     (iii)     the name of the proposed transferee; and

     (iv) all other terms conditions of the offer concerned

(b) A notification given under Clause 6.3(a) shall constitute an offer to Panther by Pertiwi for the sale of that number of Pertiwi Shares referred to in the notification at the price and on any other terms and conditions specified in the notification. The offer to Panther shall be irrevocable for a period of sixty (60) days from the date on which it is received by Panther.

(c) Panther may personally accept an offer made under Clause 6.3(b) or it may accept the offer on behalf of a nominated person provided that such person is qualified under the laws of Indonesia to hold all or part of the Pertiwi Shares.

(d) If an offer made under Clause 6.3(b) is not accepted within the period of sixty (60) days referred to in Clause 6,3(b) Pertiwi may at any time within a further period of one-hundred and twenty (120) days from the expiration of the period of sixty (60) days accept the offer referred to in Clause 6.3(a) or accept another offer at a higher price.

6.4  Completion

     If Panther transfers any of the Panther Shares or Pertiwi transfers any of the Pertiwi Shares under and in accordance with the terms and provisions of this clause 6, the Parties shall do all things necessary (including the passing of resolutions at a General Meeting of Shareholders of the Project Company) to ensure that the transfer concerned is completed in accordance with its terms and that the transferee is recorded in the register of the Project Company as the holder of the Shares concerned.

6.5  Board Approval

     The Parties shall cause the Board to refuse to register any transfer of Shares in the Project Company which:

(a) does not comply with the procedures set out by the Board ox required in this Agreement and the Articles for the transfer of Shares;

(b) is not accompanied by a deed (if so required) executed pursuant to Clause 6.6;

(c) in the opinion of the Board would result In the Project Company being in breach of any of the provisions of the COW or the general law in relation to the ownership of Shares; or

(d) is not accompanied by an assignment and assumption of all or a corresponding proportion (as the case may be) of the rights and obligations of the transferor in respect of Shareholder Loans made by the transferor to the Project Company.

6.6  Assumption Deed

     Any transfer of Shares, if the remaining.party so requires, -shall be conditional upon the transferee entering into a deed with the remaining party (in a form satisfactory to it) under which transferee covenants to observe and perform the obligations of the transferor under this Agreement, the transferor's rights and obligations in respect of its Shareholder Loans and, in the case of a transfer by Pertiwi, the obligations of Pertiwi under the Subscription Loan Agreement.

6.7  Waiver of Article 8.2

     The Parties agree that the provisions of Article 8.2 of the Articles of Association shall not apply to transfers by either of the Parties or by their respective successors or assigns (but the Parties acknowledge that, in the case of Pertiwi, the procedures in this Clause 6 shall apply) and accordingly each of the parties irrevocable waives its pre-emptive rights under that Article.

7.   WARRANTIES

7.1  Indonesia Indonesian ownership

     Pertiwi represents and warrants that it is a company controlled by Indonesia citizens and that it shall so remain for as long as it holds any Shares, unless Panther otherwise agrees. If at any time Pertiwi ceases to be controlled by Indonesian citizens, Panther shall be entitled to require Pertiwi to transfer to Indonesian nationals designated by Panther all or some of its Shares in whatever manner and in whatever numbers Panther reasonably consider necessary to ensure that the obligations of the Project Company under the provisions of the COW, the general laws and any requirements of the Government are satisfied.

7.2  Warranties by Panther

Panther represents and warrants that:

(a) it is duly incorporated and validly existing under the laws of the province of British Columbia and has all requisite powers to own property, to bind itself in the manner contemplated by this Agreement and to execute, deliver and perform this Agreement; and

(b) this Agreement has been validly executed and delivered by it and constitutes the valid, binding and enforceable obligations of Panther in accordance with its terms.

7.3  Warranties by Pertiwi

Pertiwi further represents and warrants to Panther that:

(a) it is a duly incorporated and validly existing under the laws of the Republic of Indonesia and has all requisite powers to own property, to bind itself in the manner contemplated by this Agreement and to execute, deliver and perform this Agreement; and

(b) this Agreement has been Validly executed and delivered by it and Warranties by Pertiwi constitutes the valid, binding and enforceable obligations of Pertiwi in accordance with its terms.

7.4  Undertaking

     Pertiwi undertakes to Panther that neither Pertiwi nor any of its Shareholders, Directors or commissioners nor any person or company which is related or associated, directly or indirectly, with any of those persons will take any step to apply for or hold an interest in any mining authorization, SKIP, SIPP, or any other permit or authorization relating to prospecting or exploration for, or mining or treatment of, Minerals within a distance of 20 km of the boundaries of the Contract Area during term of this Agreement without the express prior approval of Panther.

8.   THE ARTICLES

8.1  This Agreement Override Articles

     The Parties acknowledge that it is their intention that the provisions of this Agreement should override the Articles in the event of inconsistency and each of the Parties agrees to exercise its rights and comply with its obligations with respect to the Project Company in accordance with its obligations under this Agreement. The Parties further agree that if any inconsistency exists between the Articles of Association and this Agreement they will take all action which may be necessary to carry out the intentions of the Parties as expressed in and in accordance with the terms of this Agreement.

8.2  Voting Rights

Each Party Undertakes with the other:

(a) to exercise all votes powers and rights pursuant to the Articles so as to give full force and effect to the provisions and intentions of this Agreement; and

(b) subject to Clause 8.1 to observe and comply fully and promptly with the provisions of the Articles to the Intent and effect that each and every provisions thereof shall be enforceable.

8.3  Alteration of the Articles

     If it should be necessary that, in order for any provision of this Agreement to be effective in accordance with its terms, that provision should be included in the Articles or any alteration must be made to the Articles, the Parties will cause the amendment of the Articles accordingly,

9.   INFORMATION, CONFIDENTIALITY & PUBLIC ANNOUNCEMENT

9.1  Confidential Information

     The Parties agree to keep the provisions of this Agreement confidential and shall not disclose to any person this Agreement or information concerning the Project and the Project Company other than

(a) subject to clause 9.4, if and to the extent required by law or pursuant to any necessarily applicable legislation or pursuant to the rules or regulations of a recognized stock exchange applicable to the disclosing Party or its Related Corporations,

(b) to a financial institution in connection with any financial accommodation sought to be arranged by Panther or the Project Company for purposes directly related to the Project and to a bona fide relevant
Transfer is permitted under this Agreement, but such disclosure shall only be made for the purposes of satisfying such institution or potential Transferee as to the value and commercial viability of the Project and those Shares or as to the disclosing Party's rights under this Agreement;

(c) to independent consultants and contractors of either of the Parties or of the Project whose duties in relation to the Project reasonably require such disclosure;

(d) In court proceedings as required by a court having Jurisdiction over the Parties or over matters contemplated by this Agreement;

(e)  to the Government, if and to the extent required under the COW; and

(f) to the Project Company, but only insofar as such information relates to the Project.

9.2 Public announcements and statements relating to the Project Company, the Project or this Agreement, including statements to the Patties, respective Shareholders, whether contained in an annual report or made at a general meeting or otherwise shall only be issued by or with the prior written consent of Panther.

9.3  Covenants

(a) Any disclosure pursuant to Clauses 9.1(c) and (d) shall only be made subject to the person to whom disclosure is made covenanting with the Parties that the information concerned shall not be disclosed to any other person for any purposes whatsoever.

(b) In the case of disclosure to a Related Corporation employees or employee of a Related Corporation pursuant to Clause 9.1(a) the disclosing Party shall take reasonable steps to ensure that such Related Corporation or employee does not breach the provisions of this Clause 9 which would be binding on it if it were a Party to this Agreement.

(c) In the case of disclosure pursuant to Clause 9.1(b) and (f) the disclosing Party shall take reasonable steps to preserve the confidentiality of the information disclosed.

(d) The Parties shall use all reasonable efforts to agree upon the manner of disclosure to the Government under Clause 9.1(e).

9.4  Obligations to Remain Binding after Withdrawal

     The provisions of this Clause 9 shall continue to hind each of the Parties notwithstanding that it may have ceased to be a Shareholder in the Project Company or a Party to this Agreement until a date 2 years after the termination of this Agreement or its ceasing to be a Shareholder, as the case may be, whichever occurs first.

10.  DURATION AND TERMINATION

10.1 Termination by Agreement

This Agreement shall continue in full force and effect until:

(a) a Party transfers all of its Shares to the other Party or its nominee in accordance with this Agreement;

(b)  it is terminated by written agreement between the Parties;

(c) cessation of the activities under the COW and the compliance with all outstanding obligations under the COW to the satisfaction of and at the direction of the Government;

(d)  the dissolution of the Project Company;

(e) at the option of Panther a notification is received by either Party that the Government has disallowed the application for the COW;.and

(f) a notification is received by Pertiwi from Panther, that Panther wishes to terminate this Agreement at any time up to the Commencement Date, whichever occurs first.

10.2 Waiver

     Each of the Parties hereby waives the provisions of Article 1266 of.the Indonesian Commercial Code which could otherwise require an order of a court in order that this Agreement be terminated.

10.3 Confidentially obligations to Continue

     Neither the termination of this Agreement' however caused, nor a Party ceasing to hold any shares shall prejudice any obligation or rights of either of the Parties under Clause 9 or which have accrued prior to such termination or cessation nor shall it affect any provision of this Agreement which is expressly or by implication provided to come into effect on or to continue in effect following such termination or cessation.

11.  FORCE MAJEURE

11.1 Suspension

     Subject to Clause 11.3 where a*Party is unable, wholly or in park by reason of force majeure, to carry out any obligations under this Agreement and that Party gives the other Party prompt notice of that force majeure with reasonably full particulars thereof and, so far as known, the probable extent to which it will be unable to perform or be delayed in performing, that obligation shall be suspended so far as it affected by the force majeure during the continuance thereof.

11.2 Removal of Force Majeure
     Each of the Parties agrees to use all reasonable diligence to remove an event of farce majeure as quickly as possible.

11.3 Force Majeure Continues

     If, after a period of six months, the force majeure has not ceased, the Parties shall meet in good faith to discuss the situation and endeavor to achieve a mutually satisfactory resolution to the problem.

11.4 The requirement that any force majeure shall be removed with all reasonable diligence shall not require the settlement of strikes, lockouts or other labor disputes, or claims or demand by any government, on terms contrary to the wishes ofthe Party affected.

11.5 Definition of "Force Majeure"

In this Agreement "force majeure" means:

(a) in relation to an obligation to pay money, the direction, act or restraint of any government; and

(b) in any other case, an act of God, strike lockout or other interference with work, war declared or undeclared, blockade, disturbance, lightning, fire, earthquake, storm, flood, explosion, governmental or quasi-governmental restraint, expropriation, prohibition, intervention, direction or embargo, unavailability or delay in availability of equipment or transport, inability or delay in obtaining government or quasi governmental approvals, consents, permits, licenses, authorities or allocations, and any other cause whether of the kind specifically enumerated above ox otherwise which is not reasonably within the control of the Party affected.

12.  FURTHER ASSURANCES

     The Parties shall do, execute and perform all such further deeds, documents, assurances, acts and things as either of the Parties may reasonably require-by notice in writing to the other to carry the provisions of this. Agreement into full force and effect.

13.  ENTIRE AGREEMENT

13.1 Prior Agreements Superseded

     Except as expressly agreed in writing by the Parties, this Agreement constitutes the entire agreement between the Parties with respect to the matters dealt with herein and supersedes any previous agreement between the parties in relation to such matters.

13.2 No Additional Warranties

     Each of the Parties hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty of the other of or any of its Related Corporations or of any person on its behalf save as expressly set out in this Agreement or in any document referred to herein.

14.  NO PARTNERSHIP

     Nothing contained in this Agreement shall be read or construed so as constitute the relationship of principal and agent or of partnership between the Parties. Neither of the Parties may pledge or purport to pledge the credit of or bind contractually the other Party or make or purport to make any representation, warranties or undertaking for the other Party.

15.  VARIATIONS

     No amendments to this Agreement shall be valid and binding upon the Parties unless made in writing any duly executed by the Parties,

16.  WAIVER

     No failure to exercise and no delay in exercising on the part of either of the Parties any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

17.  COSTS

     Each Party shall bear its own legal and other costs incurred in relation the negotiation and execution of this Agreement and all agreements contemplated by this Agreement.

18.  NOTICES

18.1 Addresses for Service

     Any notice, demand or other communication given or made under this Agreement shall be in writing and shall be deemed duly given or made if delivered or sent by post, telex or facsimile transmission as follows:

(a)  In the case of GOLDEN PANTHER:

     GOLDEN PANTHER RESOURCES LTD.
      23B -1500 Alberni Street
      Vancouver, B.C.
      Canada, V6G 3C9

      Facsimile: 604-684-9455
      Attention: President

(b)  In the case of PERTIWI:

      PT PERTIWI KENCANA ABADI
      Wisma A.K.R. Lt. 6, No. 607
      Jl. Perjuangan No. 5
      West Jakarta 11530
      Republic of Indonesia

      Facsimile: 62-21-5311076
      Attention: President Director

18.2 Change of Address

     A Party may change its address or facsimile transmission numbers for the purpose of this Agreement by giving written notice of such change to the other Party pursuant to this Clause 18.

18.3 Proof of Service

     In the absence of proof to the contrary, any notice, demand or other communication shall be deemed to have been received by the Party to whom it was sent:

(a) in the case delivery by post, 10 days after the date of posting (postage prepaid); and

(b) in the case of delivery by telex or facsimile transmission, at the time of transmission, the sender receives the recipient's answer back code or a transmission confirmation report (as the case may be), unless in any such case it would be deemed to have been received on a day which is not a business day in the place of address, or after 5:00 PM on such a business day, in which event it shall be deemed to have been received on the next such business day.

19.  ENUREMENT

     The provisions of this Agreement shall enure for the benefit and be binding upon the Parties and upon their respective successors and assigns.

20.  SEVERABILITY

     Notwithstanding that any provision of this Agreement may prove to be illegal or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect.

21.  PROPER LAW

     This Agreement and the rights and obligations of the Parties shall be construed and take effect in accordance with and be governed by the laws of the Republic of Indonesia and each Party expressly submits to the non-exclusive jurisdiction of the courts of Indonesia

22.  DISPUTE RESOLUTION

22.1 Notice

     It shall be a condition precedent to either Party's cause of action or entitlement to commence or maintain proceedings in any court or other forum in connection with any dispute or difference whatsoever arising in connection with this Agreement or its termination (other than in relation to the occurrence of a default event under any Security Document or the exercise of any rights under a Security Document) (a Dispute), that the following preliminary conditions be satisfied:

(a) the Party claiming that a dispute has arisen shall give notice of such Dispute to the other Parties; and

(b) the Parties shall promptly arrange negotiations in good faith to settle the dispute.

22.2 Submission

     If within twenty (20) days of the service of notice under Clause
22.1(a):

(a) the Dispute is not settled as a result of, or by a method agreed as a result of, such negotiations; or

(b) the Parties have not agreed to appoint a person to act as an expert and not as an arbitrator to determine,the dispute by a final and binding termination, then either party may submit such dispute to arbitration in Jakarta by a single arbitrator in the English language in accordance with the UNCITRAL Arbitration Rules contained in resolution 31/98 adopted by the United Nations General Assembly on 15 December 1976 and entitled "Arbitration Rules of the United Nations Commission on International Trade Law" (UNCITRAL Rules).

22.3 Appointment of Arbitrators

     In the event that the Parties cannot agree on a single arbitrator, each Party shall appoint an arbitrator and the arbitrators so appointed shall together appoint a third arbitrator who together shall constitute the Board of Arbitration, and shall hear and finally determine the Dispute in accordance with the UNCITRAL Rules. In the event a party does not appoint an arbitrator, the other Party may requested the Singapore International Arbitration Centre to do so and such selection shall be binding on the Parties.

22.4 Waiver of Article 650

     The Parties expressly agree to waive the applicability of Article 650
Section 2 of the Regalement op de Rechtsvodering ("R.V.11) so that the appointment of the Board of Arbitration shall not terminate after six (6) months from the date of its appointment. The mandate of the Board of Arbitration duly constituted in accordance with the terms of this Agreement shall remain in effect until a final arbitral award has been issued by the Board of Arbitration.

22.5 Waiver of Article 631

     The Parties expressly agree to waive the applicability of Article 631
Section 2 of the R.V. and accordingly in deciding the disagreement or dispute the Board of Arbitration shall be bound by strict rules of law, and may not purport to decide the same ex acquo at bono.

22.6 Award is Final

     The award of the Board of Arbitration shall be final and binding in the Parties and the Parties hereby exclude any right of application or appeal to any Court connection with any question of law arising in the course of arbitration or respect of any award made. For this purpose, the Parties expressly agree to waive the operation of Article 631 of the R.V. and Article 15 and 108 of Law No. I of 1950 (Supreme Court Rules).

22.7 Continuity

     Pending the submission to the Board of Arbitration and thereafter until the Board of Arbitration gives its decision, the Parties shall, except in the event of termination of this Agreement in accordance with its terms, continue without prejudice to a final adjustment in accordance with the award of the Board of Arbitration.

22.8 Language

     All communication relating to the arbitration proceedings shall be in the English language.

22.9 No Separate Legal Actions

     No Party shall be entitled to commence or maintain any action in a court of law upon any matter in disagreement or dispute until such matter shall have been submitted and decided as hereinbefore provided and then only for the enforcement of the award of the Board of Arbitration.

22.10     Enforcement

     An order of judicial acceptance or on application for enforcement of the award may be sought in any court of competent jurisdiction within or outside of the Republic of Indonesia.

22.11     Domicile

     For the purpose of enforcing any arbitration award, the Parties hereby choose general and permanent domicile at the Registrar's office of the District Court of Central Jakarta (Pengadilan Negeri Jakarta Pusat), without prejudice to a Party's right to commence proceedings in any other Court having jurisdictions over the other Party or any of its assets.

22.12     Cost

     The cost of arbitration shall be borne in accordance with the determination of the Board of Arbitration.

22.13     Clause to Survive Termination

     The provisions of this Clause 22 shall survive any termination of this Agreement by whomsoever and for whatever reason.

IN WITNESS WHEREOF the Parties have executed this Agreement on the day and year first written above.

SIGNED for and on behalf of

GOLDEN PANTHER RESOURCES LTD            PT PERTIWI KENCANA ABADI

by:/s/Alexander Van Hoeken           /s/Vincent Siboe
Name; GORDON MUIR                    Name; VINCENT SIBOE
Title: PRESIDENT                      Title: PRESIDENT DIRECTOR

August 29, 1996

POWER OF ATTORNEY

Dear Sir:

In connection with joint venture agreement between Golden Panther Resources Ltd. and P.T. Pertiwi Kencana Abadi, I hereby authorize and request that Alex Van Hoeken, Vice President of Golden Resources Ltd. (herein called my at attorney) sign this agreement dated August 29, 1996.

I hereby grant unto my attorney full power and authority to act as above and ratify and confirm all that he shall do or cause to be done by virtue hereof.

The powers hereby granted to my attorney shall continue in full force and effect for the complete execution of the aforementioned document.

/s/Gordon J. Muir                /s/Penny Perfect
Gordon J. Muir                      Witness

The following is a spqcimen signature of my attorney named herein.
/s/Alex Van Hoeken                     /s/Leslie Smith
Alex Van Hoeken                          Witness

The following is a specimen signature of my attorney named herein

Dated:    29/8/96